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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements pertaining to the PRT Group, Inc. Amended and Restated 1996 Stock Incentive Plan (Form S-8 No. 333-44725), pertaining to the PRT Group Inc. 401(k) Plan (Form S-8 No. 333-95247), and pertaining to the PRT Group, Inc. Form S-3 related to the shares of common stock issuable upon conversion of the Series A Senior Participating Redeemable Preferred Stock and related warrants (Form S-3 No. 333-36468) of our report dated March 19, 2004, with respect to the consolidated financial statements and schedule of enherent, Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Hartford, CT
March 26, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS